Exhibit 10.1

Non-Employee Director Compensation

Adopted by the Board of Directors: May 23, 2013

Element of Compensation	Amount
Base (annual amount in cash, paid in quarterly installments)	$50,000
Chairperson adders (annual amounts in cash, paid in quarterly installments)
Chairman of the Board	$60,000
Compensation Committee Chair	$12,500
Audit Committee Chair	$10,000
Nomination and Governance Committee Chair	$6,000
Annual Equity Grant [1]	$75,000

1.	The equity component is paid annually on the date of the Corporation’s Annual Meeting of Shareholders in fully-vested shares of the Corporation’s common stock valued based on the closing price on such date, rounded up or down to eliminate the issuance of fractional shares.